Exhibit 99.01

Contacts:	Investors	Media
	Kim Watkins	Diane Carlini
	Intuit Inc.	Intuit Inc.
	650-944-3324	650-944-6251
	kim_watkins@intuit.com	diane_carlini@intuit.com

Intuit Adjusts Second Quarter Outlook Reflecting
Slow Start for Overall Tax Market:
Reiterates Full-year Guidance

MOUNTAIN VIEW, Calif. - Feb. 8, 2017 - Intuit Inc. (Nasdaq: INTU) today announced that revenue and operating income, and diluted earnings per share from its second fiscal quarter were lower than expected due to the tax season forming more slowly than usual. The company expects consumer tax revenue to shift to the third fiscal quarter and therefore reiterated full fiscal-year guidance.
Intuit’s second fiscal quarter ended Jan. 31. For the second quarter, the company expects to report:

•	Revenue of $1,010 million to $1,015 million.

•	GAAP operating income of $15 million to $20 million.

•	Non-GAAP operating income of $100 million to $105 million.

•	GAAP diluted earnings per share of $0.04 to $0.05.

•	Non-GAAP diluted earnings per share of $0.24 to $0.25.

Consumer tax revenue is recognized as returns are filed. IRS data issued Feb. 6 suggests that the broader tax preparation market is forming later than usual, with total returns processed through Jan. 27 down 33 percent and self-prepared e-file receipts down 31 percent compared with last year. Intuit’s processed consumer tax returns for that same period are down 29 percent.
“Data points to the tax category forming slowly for all prep methods,” said Dan Wernikoff, executive vice president and general manager of Intuit’s TurboTax business. “We believe we have a strong and winning hand that combines innovation across the end-to-end experience, an effective go-to-market campaign and great value for taxpayers. One

Intuit Updates Second Quarter Fiscal 2017 Outlook: Reiterates Full year Guidance thing we know about the tax business is that everyone needs to file by April 18. We are looking forward to a strong finish to the season.”

Full-year Guidance
The company expects full-year revenue and operating income for Intuit and all business segments to meet expectations in line with guidance issued on Nov. 17. Intuit reiterated full-year revenue, operating income, and earnings per share guidance. For fiscal year 2017, the company expects:

•	Revenue of $5 billion to $5.1 billion, growth of 7 to 9 percent.

•	GAAP operating income of $1.33 billion to $1.38 billion, growth of 7 to 11 percent.

•	Non-GAAP operating income of $1.675 billion to $1.725 billion, growth of 8 to 11 percent.

•	GAAP diluted earnings per share of $3.47 to $3.57, versus $3.69 in fiscal 2016. Fiscal 2016 earnings per share includes $0.65 net income per share from discontinued operations.

•	Non-GAAP diluted earnings per share of $4.30 to $4.40, growth of 14 to 16 percent.
The company will announce second-quarter results and will issue the first of two season-to-date unit updates for its consumer tax products and services on Feb. 23. The second units update will be provided at the end of the tax season.

About Intuit
          Intuit Inc. creates business and financial management solutions that simplify the business of life for small businesses, consumers and accounting professionals.
Its flagship products and services include QuickBooks® and TurboTax®, which make it easier to manage small businesses and tax preparation and filing. Mint.com provides a fresh, easy and intelligent way for people to manage their money, while Intuit's ProConnect brand portfolio includes ProConnect Tax Online, ProSeries® and Lacerte®, the company's leading tax preparation offerings for professional accountants.
Founded in 1983, Intuit had revenue of $4.7 billion in its fiscal year 2016. The company has approximately 7,900 employees with major offices in the United States, Canada, the United Kingdom, India and other locations. More information can be found at www.intuit.com.

Intuit Updates Second Quarter Fiscal 2017 Outlook: Reiterates Full year Guidance

About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles, please see the section of the accompanying Table 1 titled "About Non-GAAP Financial Measures."

Cautions About Forward-looking Statements
This press release contains forward-looking statements, including forecasts of expected growth and future financial results of Intuit and its reporting segments; the size of the market for tax preparation software and the timing of when individuals will file their tax returns; forecasts of total tax season results based on preliminary IRS and other internal and external data points that may, in certain cases, be based on small sample sizes; Intuit’s prospects for the business in fiscal 2017 and beyond; expectations regarding Intuit’s growth outside the US; expectations regarding timing and growth of revenue for each of Intuit’s reportable segments and from current or future products and services; expectations regarding customer growth; expectations regarding changes to our products and their impact on Intuit’s business; expectations regarding the amount and timing of any future dividends or share repurchases; expectations regarding availability of our offerings; expectations regarding the impact of our strategic decisions on Intuit’s business; and all of the statements under the heading “Forward-looking Guidance”.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. These factors include, without limitation, the following: inherent difficulty in predicting consumer behavior; difficulties in receiving, processing, or filing customer tax submissions; consumers may not respond as we expected to our advertising and promotional activities; product introductions and price competition from our competitors can have unpredictable negative effects on our revenue, profitability and market position; governmental encroachment in our tax businesses or other governmental activities or public policy affecting the preparation and filing of tax returns could negatively affect our operating results and market position; we may not be able to successfully innovate and introduce new offerings and business models to meet our growth and profitability objectives, and current and future offerings may not adequately address customer needs and may not achieve broad market acceptance, which could harm our operating results and financial condition; business interruption or failure of our information technology and communication systems may impair the availability of our products and services, which may damage our reputation and harm our future financial results; as we upgrade and consolidate our customer facing applications and supporting information technology infrastructure, any problems with these implementations could interfere with our ability to deliver our offerings; any failure to properly use and protect personal customer information and data could harm our revenue, earnings and reputation; if we are unable to develop, manage and maintain critical third party business relationships, our business may be adversely affected; increased government regulation of our businesses may harm our operating results; if we fail to process transactions effectively or fail to adequately protect against potential fraudulent activities, our revenue and earnings may be harmed; related publicity regarding such fraudulent activity could cause customers to lose confidence in using our software and adversely impact our results; any significant offering quality problems or delays in our offerings could harm our revenue, earnings and reputation; our participation in the Free File Alliance may result in lost revenue opportunities and cannibalization of our traditional paid franchise; the continuing global economic downturn may continue to impact consumer and small business spending, financial institutions and tax filings, which could negatively affect our revenue and profitability; year-over-year changes in the total number of tax filings that are submitted to government agencies due to economic conditions or otherwise may result in lost revenue opportunities; our revenue and earnings are highly seasonal and the timing of our revenue between quarters is difficult to predict, which may cause significant quarterly fluctuations in our financial results; our financial position may not make repurchasing shares advisable or we may issue additional shares in an acquisition causing our number of outstanding shares to grow; our inability to adequately protect our intellectual property rights may weaken our competitive position and reduce our revenue and earnings; our acquisition and divestiture activities may disrupt our ongoing business, may involve increased expenses and may present risks not contemplated at the time of the transactions; our use of significant amounts of debt to finance acquisitions or other activities could harm our financial condition and results of operation; and litigation involving intellectual property, antitrust, shareholder and other matters may increase our costs. More details about the risks that

Intuit Updates Second Quarter Fiscal 2017 Outlook: Reiterates Full year Guidance may impact our business are included in our Form 10-K for fiscal 2016 and in our other SEC filings. You can locate these reports through our website at http://investors.intuit.com. Forward-looking statements are based on information as of February 8, 2017 and we do not undertake any duty to update any forward-looking statement or other information in these materials.

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TABLE 1
INTUIT INC.
RECONCILIATION OF FORWARD-LOOKING GUIDANCE FOR NON-GAAP FINANCIAL MEASURES
TO PROJECTED GAAP REVENUE, OPERATING INCOME, AND EPS
(In millions, except per share amounts)
(Unaudited)

	Forward-Looking Guidance
	GAAP Range of Estimate				Non-GAAP Range of Estimate
	From	To	Adjmts		From	To
Three Months Ended January 31, 2017
Revenue	$1,010	$1,015	$—		$1,010	$1,015
Operating income	$15	$20	$85	[a]	$100	$105
Diluted earnings per share	$0.04	$0.05	$0.20	[b]	$0.24	$0.25

Twelve Months Ending July 31, 2017
Revenue	$5,000	$5,100	$—		$5,000	$5,100
Operating income	$1,330	$1,380	$345	[c]	$1,675	$1,725
Diluted earnings per share	$3.47	$3.57	$0.83	[d]	$4.30	$4.40

[a]	Reflects estimated adjustments for share-based compensation expense of approximately $81 million and amortization of acquired technology of approximately $4 million.

[b]	Reflects the estimated adjustments in item [a], income taxes related to these adjustments, and other income tax effects related to the use of the long-term non-GAAP tax rate.

[c]
Reflects estimated adjustments for share-based compensation expense of approximately $332 million; amortization of acquired technology of approximately $12 million; and amortization of other acquired intangible assets of approximately $1 million.

[d]	Reflects the estimated adjustments in item [c], income taxes related to these adjustments, and other income tax effects related to the use of the long-term non-GAAP tax rate.

INTUIT INC.
ABOUT NON-GAAP FINANCIAL MEASURES

The accompanying press release dated February 8, 2017 contains non-GAAP financial measures. Table 1 reconciles the non-GAAP financial measures in that press release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating income and non-GAAP net income per share.

Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same names, and may differ from non-GAAP financial measures with the same or similar names that are used by other companies.

We compute non-GAAP financial measures using the same consistent method from quarter to quarter and year to year. We may consider whether other significant items that arise in the future should be excluded from our non-GAAP financial measures.

We exclude the following items from all of our non-GAAP financial measures:

•	Share-based compensation expense

•	Amortization of acquired technology

•	Amortization of other acquired intangible assets

•	Goodwill and intangible asset impairment charges

•	Professional fees for business combinations

We also exclude the following items from non-GAAP diluted net income per share:

•	Gains and losses on debt and equity securities and other investments

•	Income tax effects and adjustments

•	Discontinued operations

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding Intuit’s operating results primarily because they exclude amounts that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of the organization, our individual operating segments, or our senior management. Segment managers are not held accountable for share-based compensation expense, amortization, or the other excluded items and, accordingly, we exclude these amounts from our measures of segment performance. We believe that our non-GAAP financial measures also facilitate the comparison by management and investors of results for current periods and guidance for future periods with results for past periods.

The following are descriptions of the items we exclude from our non-GAAP financial measures.

Share-based compensation expenses. These consist of non-cash expenses for stock options, restricted stock units, and our Employee Stock Purchase Plan. When considering the impact of equity awards, we place greater emphasis on overall shareholder dilution rather than the accounting charges associated with those awards.

Amortization of acquired technology and amortization of other acquired intangible assets. When we acquire an entity, we are required by GAAP to record the fair values of the intangible assets of the entity and amortize them over their useful lives. Amortization of acquired technology in cost of revenue includes amortization of software and other technology assets of acquired entities. Amortization of other acquired intangible assets in operating expenses includes amortization of assets such as customer lists, covenants not to compete, and trade names.

Goodwill and intangible asset impairment charges. We exclude from our non-GAAP financial measures non-cash charges to adjust the carrying value of goodwill and other acquired intangible assets to their estimated fair values.

Professional fees for business combinations. We exclude from our non-GAAP financial measures the professional fees we incur to complete business combinations. These include investment banking, legal, and accounting fees.

Gains and losses on debt and equity securities and other investments. We exclude from our non-GAAP financial measures gains and losses that we record when we sell or impair available-for-sale debt and equity securities and other investments.

Income tax effects and adjustments. We use a long-term non-GAAP tax rate for evaluating operating results and for planning, forecasting, and analyzing future periods. This long-term non-GAAP tax rate excludes the income tax effects of the non-GAAP pre-tax adjustments described above, assumes the federal research and experimentation credit is continuously in effect, and eliminates the effects of non-recurring and period specific items which can vary in size and frequency. Based on our current long-term projections, we are using a long-term non-GAAP tax rate of 33% for fiscal 2017. These rates are consistent with the average of our normalized fiscal year tax rate over a four year period that includes the past three fiscal years plus the current fiscal year forecast. We will evaluate this long-term non-GAAP tax rate on an annual basis and whenever any significant events occur which may materially affect this long-term rate. This long-term non-GAAP tax rate could be subject to change for various reasons including significant changes in our geographic earnings mix or fundamental tax law changes in major jurisdictions in which we operate.

Operating results and gains and losses on the sale of discontinued operations. From time to time, we sell or otherwise dispose of selected operations as we adjust our portfolio of businesses to meet our strategic goals. In accordance with GAAP, we segregate the operating results of discontinued operations as well as gains and losses on the sale of these discontinued operations from continuing operations on our GAAP statements of operations but continue to include them in GAAP net income or loss and net income or loss per share. We exclude these amounts from our non-GAAP financial measures.

The reconciliations of the forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures in Table 1 include all information reasonably available to Intuit at the date of this press release. These tables include adjustments that we can reasonably predict. Events that could cause the reconciliation to change include acquisitions and divestitures of businesses, goodwill and other asset impairments, and sales of available-for-sale debt securities and other investments.